SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 12, 2008

Date of Report

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into or Amendment of Material Definitive Agreement

Effective September 12, 2008, DURECT Corporation (the Company) and EpiCept Corporation (EpiCept) entered into an amendment to the License Agreement entered into between the parties effective December 20, 2006 (the Agreement). Pursuant to the Agreement, EpiCept had granted to the Company an exclusive, worldwide license, with the right to grant sublicenses, under certain of EpiCept’s intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain, in consideration for which the Company agreed to pay EpiCept milestone payments of up to $9 million in the aggregate upon the occurrence of specified events as well as a royalty on sales of products covered by the EpiCept intellectual property.

Under the amendment, among other changes, the scope of the license was broadened from the treatment of back pain to all uses covered by the EpiCept intellectual property including myofascial pain and muscle tension pain, and the license was converted to an exclusive, worldwide, fully paid up, royalty-free, perpetual and irrevocable license. In consideration of this amendment, the Company paid to EpiCept a one-time payment of $2.25 million in full satisfaction of all future payment obligations to EpiCept under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: September 17, 2008	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer